Exhibit 4.116

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MU 96960

Private and Confidential
The Board of Directors
Top Ships Inc.
1 Vas. Sofias & Meg. Alexandrou Str.
15124 Maroussi
For the attention of Mr. Alexandros Tsirikos
January 1, 2019
Subject:	Offer letter for the provision of management services
Dear Sir(s)
This offer letter outlines the management services that Central Shipping Inc (the “Company”) is in a position to offer Top Ships Inc. and the relevant fees for these services for Top Ships Inc current fleet as per Annex "A" and will apply to all vessels acquired by Top Ships Inc subsequent to the date of this offer letter and for as long as this management agreement is in place.
Introduction:
Central Shipping Inc is a company established in Marshal Islands, dedicated to provide quality ship management services for both tanker and dry bulk vessels.  The “Company” has assembled a team of senior shipping executives and key employees who have been working together for over ten years, accumulating extensive experience and expertise in the technical and commercial management of large, diversified fleets.  Our “Company” is financially strong, viable and is committed to provide world-class Shipmanagement services that meet or exceed safety and environmental requirements, our mission is to set the standards for safe and environmentally friendly sea transportation of goods with ships, crewed and operated by motivated, professional and well-trained seaborne and shore personnel.
Below is our proposed fees and commissions for the services that we are able to provide you with.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH 96960 Phone: 30 210 8128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MU 96960

Type of management services:	Technical, Operations, Insurance, Bunkering, Crew, Provisions, Accounting & Reporting, Commercial, Chartering, Sale and Purchase, Newbuilding supervision, Legal and administrative services.

Duration of Contract:	Five (5) years, automatically renewed.

Services and Relevant Fees:
●     USD 550 per day per vessel for Technical, Commercial, Crew Management, Insurance, Provisions and Bunkering.
Applicable 3 months prior delivery from the yard.
●    Accounting, Reporting, Legal and Administrative Services at cost.

Fee Annual Increase:
Based on total percentage increase in the U.S. Consumer Price Index over the previous year, but not less than 2% and not more than 5%.  Applicable for the signing of this agreement for all vessels in Annex “A” and will apply to all vessels acquired by Top Ships Inc subsequent to the date of this offer letter and for as long as this management agreement is in place.

Commission on all hires / gross freight / demurrage:	1.25%

Sales and Purchase Commission:	1% of the Sale or the Purchase Price, or the contract price of the Newbuilding Contract.

N/B Construction - Supervision Fee:	7% of actual cost.

Managers' Superintendent’s Fee	USD 500 per day, plus actual expenses.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH 96960 Phone: 30 210 8128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MU 96960

beyond 10 days per annum:

Financial Consultancy Fee on derivative agreements, loan financing and refinancing:	0.20% on the total transaction amount.

Annual Performance Incentive Fee:	At your discretion.

Notice of Termination:	18 months

Termination Fees:	Fees for 12 months.

1.
Manager shall be entitled to receive additional remuneration for any increase in administrative costs and expenses resulting from the introduction of a new, or a change in the interpretation of applicable laws and regulations, or concerning ship management services.

2.	Owners to pay the deductible of any insurance claim relating to the vessels, or for any claim that is within such deductible range. All insurance related rebates to be for the benefit of the Manager.
3.	Owners to pay any tax, dues, or ransom in a case of piracy, or fines imposed on vessel or Manager, due to the operation of the vessel.
4.
The above management fees are agreed on the basis of the number of the associated vessels as per Annex “A” of this agreement and will apply to all vessels acquired by Top Ships Inc subsequent to the date of this offer letter and for as long as this management agreement is in place.

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH 96960 Phone: 30 210 8128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MU 96960

Attached herewith is the (BIMCO) Standard Ship Management Agreement (Shipman 98) as amended, which shall be the basis of the individual management agreements to be entered into among each of Top’s vessel-owning companies and the Company.
Acknowledgment and Acceptance
Please acknowledge your acceptance of the terms of our offer by signing the confirmation below and kindly return a copy of this letter and initialize a copy of the (BIMCO) Standard Ship Management Agreement (Shipman 98) as amended and attached herewith.  After acceptance of this offer letter and attached management agreement, same shall be binding upon the parties hereof Top Ships Inc. and the Company and shall not be terminated by reason of a change of control of either Top Ships Inc. and the Company.
Yours Faithfully

/s/ Stylianos Giamanis
Stylianos Giamanis

Central Shipping Inc.	Accepted: Top Ships Inc.

Signature: /s/ Alexandros Tsirikos

Name: Alexandros Tsirikos

Title: CFO

Date: 1/1/2019

Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH 96960 Phone: 30 210 8128260

CENTRAL SHIPPING INC
TRUST COMPANY COMPLEX AJELTAKE ROAD, AJELTAKE ISLAND MAJURO, MARSHALL ISLANDS MU 96960

ANNEX “A” (ASSOCIATED VESSELS) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98’
NOTE:  PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “A” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUBCLAUSE 18.1(i) OF THIS AGREEMENT.
Date of Agreement:     1/1/2019
Details of Associated Vessels:
M/T Stenaweco Energy
M/T Stenaweco Evolution
M/T Eco Fleet
M/T Eco Revolution
M/T Stenaweco Excellence
M/T Nord Valiant
M/T Stenaweco Elegance
M/T Eco Palm Desert
Hull Number H8218 (TBN M/T Eco California)
Hull Number H8242 (TBN M/T Eco Marina Del Ray)
Hull Number S874 (TBN M/T Eco Bel Air)
Hull Number S875 (TBN M/T Eco Beverly Hills)

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.
Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH 96960 Phone: 30 210 8128260